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                                                                    EXHIBIT 23.1





We hereby consent to being named as financial advisor to Dime Bancorp, Inc. ("Dime") in the supplement to the Proxy Statement of Dime and Prospectus relating to Dime common stock dated March 7, 2000, to the references to our firm therein and to the inclusion of our fairness opinion letter dated March 6, 2000 as an exhibit to this supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                CREDIT SUISSE FIRST BOSTON
                                                CORPORATION

                                                By:  /s/ P. Olivier Sarkozy
                                                     ----------------------